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                                                                  Exhibit 10.15

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  By and Among

                        Aztec Technology Partners, Inc.,

                             PCM Merger Corporation,

                                   PCM, Inc.,

                                   Avi Shaked,

                                 Babs H. Waldman

                                       and

                                 Benjamin Beiler


                       made effective as of July 27, 1998


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                               TABLE OF CONTENTS

1.    PLAN OF REORGANIZATION.................................................1
      1.1   The Merger.......................................................1
      1.2   Conversion of Securities.........................................2
      1.3   Merger Consideration. ...........................................3
      1.4   Post-Closing Adjustment. ........................................5
      1.5   Pledged Assets...................................................7
      1.6   Exchange of Certificates and Payment of Cash.....................7
      1.7   Accounting Terms.................................................8

2.    CLOSING................................................................8
      2.1   Location and Date................................................8
      2.2   Effect...........................................................8

3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
      STOCKHOLDERS...........................................................9
      3.1   Due Organization.................................................9
      3.2   Authorization; Validity.........................................10
      3.3   No Conflicts....................................................10
      3.4   Capital Stock of the Company....................................11
      3.5   Transactions in Capital Stock...................................11
      3.6   No Bonus Shares.................................................11
      3.7   Subsidiaries, Stock, and Notes..................................11
      3.8   Complete Copies of Materials....................................12
      3.9   Financial Statements............................................12
      3.10  Liabilities and Obligations.....................................12
      3.11  Books and Records...............................................13
      3.12  Bank Accounts; Powers of Attorney...............................13
      3.13  Accounts and Notes Receivable...................................14
      3.14  Permits.........................................................14
      3.15  Real Property...................................................14
      3.16  Personal Property...............................................17
      3.17  Intellectual Property...........................................17
      3.18  Significant Customers; Material Contracts and Commitments. .....18
      3.19  Government Contracts............................................20
      3.20  Inventory.......................................................21
      3.21  Insurance.......................................................21
      3.22  Environmental Matters...........................................21
      3.23  Labor and Employment Matters....................................22
      3.24  Employee Benefit Plans..........................................23
      3.25  Taxes...........................................................27
      3.26  Conformity with Law; Litigation.................................30
      3.27  Relations with Governments......................................30
      3.28  Absence of Claims Against Company...............................30


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      3.29  Absence of Changes..............................................30
      3.30  Disclosure......................................................32
      3.31  Predecessor Status; Etc.........................................33
      3.32  Spin-off by the Company.........................................33
      3.33  Location of Chief Executive Offices.............................33
      3.34  Location of Equipment and Inventory.............................33
      3.35  Warranty Obligations............................................33

4.    REPRESENTATIONS OF AZTEC AND NEWCO....................................34
      4.1   Due Organization................................................34
      4.2   Authorization; Validity of Obligations..........................35
      4.3   No Conflicts....................................................35

5.    COVENANTS.............................................................35
      5.1   Tax Matters.....................................................35
      5.2   Accounts Receivable.............................................38
      5.3   Employee Benefit Plans..........................................38
      5.4   Related Party Agreements........................................39
      5.5   Cooperation.....................................................39
      5.6   Access to Information; Confidentiality; Public Disclosure.......39
      5.7   Conduct of Business Pending Closing.............................40
      5.8   Prohibited Activities...........................................41
      5.9   Exclusivity.....................................................43
      5.10  Notification of Certain Matters.................................43
      5.11  Notice to Bargaining Agents.....................................43
      5.12  Payment of Notes Receivable.....................................43
      5.13  WARN Act........................................................43
      5.14  Stockholder Indemnification.....................................44

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF AZTEC AND NEWCO................44
      6.1   Representations and Warranties; Performance of Obligations......44
      6.2   Company Financial Conditions....................................44
      6.3   No Litigation...................................................45
      6.4   No Material Adverse Change......................................45
      6.5   Consents and Approvals..........................................45
      6.6   Opinion of Counsel..............................................45
      6.7   Charter Documents...............................................45
      6.8   Quarterly Financial Statements..................................46
      6.9   Delivery of Closing Financial Certificate.......................46
      6.10  FIRPTA Compliance...............................................46
      6.11  Employment Agreements...........................................47
      6.12  Due Diligence Review............................................47
      6.13  Notes Receivable................................................47

7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND
      THE COMPANY...........................................................47


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      7.1   Representations and Warranties; Performance of Obligations......47
      7.2   No Litigation...................................................47
      7.3   Consents and Approvals..........................................48
      7.4   Employment Agreements...........................................48

8.    INDEMNIFICATION.......................................................48
      8.1   General Indemnification by the Stockholders.....................48
      8.2   Limitation and Expiration.......................................49
      8.3   Indemnification Procedures......................................50
      8.4   General Indemnification by Aztec and Indemnification Procedures.52
      8.5   Survival of Representations Warranties and Covenants............52
      8.6   Pledged Assets; Escrow..........................................52
      8.7   Arbitration.....................................................52
      8.8   Prevailing Party................................................53

9.    NONCOMPETITION........................................................54
      9.1   Prohibited Activities...........................................54
      9.2   Confidentiality.................................................54
      9.3   Damages.........................................................55
      9.4   Reasonable Restraint............................................55
      9.5   Severability; Reformation.......................................55
      9.6   Independent Covenant............................................56
      9.7   Materiality.....................................................56

10.   GENERAL...............................................................56
      10.1  Termination.....................................................56
      10.2  Effect of Termination...........................................57
      10.3  Successors and Assigns..........................................57
      10.4  Entire Agreement; Amendment; Waiver.............................57
      10.5  Counterparts....................................................57
      10.6  Brokers and Agents..............................................58
      10.7  Expenses........................................................58
      10.8  Specific Performance; Remedies..................................58
      10.9  Notices.........................................................58
      10.10 Governing Law...................................................59
      10.11 Severability....................................................60
      10.12 Absence of Third Party Beneficiary Rights.......................60
      10.13 Mutual Drafting.................................................60
      10.14 Further Representations.........................................60
      10.15 Disclosure Schedules............................................60
      10.16 Consent to Transfer of Stock....................................60


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                     AGREEMENT AND PLAN OF REORGANIZATION


            THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into this 27th day of July, 1998, by and among Aztec Technology Partners, Inc., a Delaware corporation ("Aztec"), PCM Merger Corporation, a Delaware corporation and a newly-formed, wholly-owned subsidiary of Aztec ("Newco"), PCM, Inc., an Illinois corporation (the "Company"), Avi Shaked, Babs Waldman, and Benjamin Beiler (each a "Stockholder" and collectively, the "Stockholders").

                                  BACKGROUND

            A. The respective Boards of Directors of Newco and the Company (which together are sometimes referred to as the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into the Company (the "Merger") pursuant to this Agreement, the Plan of Merger (defined below) and the applicable provisions of the laws of the State of Delaware and the State of Illinois.

            B. The Boards of Directors of each of the Constituent Corporations have approved and adopted this Agreement.

            C. The Boards of Directors of each of the Constituent Corporations intend for this reorganization to be treated as a purchase of the stock of the Company by Aztec for purposes of Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code").

            NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.          PLAN OF REORGANIZATION

            1.1   The Merger.

                  (a) The Merger. At the Effective Time (as defined in Section 2.2), Newco shall be merged with and into the Company pursuant to this Agreement and a plan of merger (the "Plan of Merger") substantially in the form as attached as Schedule 1.1 hereto, and the separate corporate existence of Newco shall cease. The Company, as it exists from and after the Effective Time, is sometimes referred to as the "Surviving Corporation."

                  (b) Effects of the Merger. The Merger shall have the effects provided therefor by the Delaware General Corporation Laws and the Illinois Business Corporation Act of 1983 (the "State Corporation Laws"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges,


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immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to the Company or Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter the property of the Surviving Corporation, as they were of the Company and Newco, and (ii) all debts, liabilities, duties and obligations of the Company and Newco, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Corporation and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of the Company and Newco and neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and may be enforced against the Surviving Corporation.

                  (c) Articles of Incorporation; By-laws; Directors and Officers. The Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of the Company until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the State Corporation Laws. The By-laws of the Surviving Corporation from and after the Effective Time shall be the By-laws of the Company in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by the State Corporation Laws. The initial directors of the Surviving Corporation shall be: James E. Claypoole, Douglas R. Johnson and Avi Shaked, in each case until their successors are elected and qualified, and the initial officers of the Surviving Corporation shall be as appointed by the directors of the Surviving Corporation, in each case until their successors are duly elected and qualified. As a condition precedent to Avi Shaked serving as a director, Aztec shall obtain and maintain, so long as he is acting in such capacity, directors and officers liability coverage having a scope reasonably acceptable to him and in no event less than the directors and officers coverage provided by Aztec to its own directors and officers.

            1.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Aztec, Newco, the Company or any Stockholder, the shares of capital stock of each of the Constituent Corporations shall be converted as follows:

                  (a) Capital Stock of Newco. Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid and non-assessable Common Stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.


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                  (b) Cancellation of Shares of Capital Stock of the Company.
All shares of capital stock of the Company that are owned directly or indirectly by the Company shall be canceled and no cash or other consideration shall be delivered in exchange therefor.

                  (c) Consideration for Capital Stock of the Company. Subject to Sections 1.3, 1.4 and 1.5, each issued and outstanding share of common stock of the Company, no par value per share ("Company Common Stock") (other than shares to be canceled pursuant to Section 1.2(b)), that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, for the right to receive cash consideration of $48,599.62 for each share of Company Common Stock outstanding immediately prior to the Effective Time. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the cash price per share of Company Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with
Section 1.6 of this Agreement.

            1.3   Merger Consideration.

                  (a) For purposes of this Agreement, the "Merger Consideration" shall be $54,000,000 adjusted pursuant to this Section 1.3 and Section 1.4. The Merger Consideration shall be paid in cash to the Stockholders on the Closing.

                  (b) The Merger Consideration has been calculated based upon several factors, including the assumption that the net worth of the Company, calculated in accordance with generally accepted accounting principles ("GAAP"), consistently applied, is equal to or greater than $5,300,000 (the "Net Worth Target") as of the Closing.

                  (c) Subject to the provisions of Section 1.3(d), if on the Closing Financial Certificate (as defined in Section 6.9), the Certified Closing Net Worth (as defined in Section 6.9) is less than the Net Worth Target, the Merger Consideration to be delivered to the Stockholders may, at Aztec's election, be reduced either (i) at the Closing, or (ii) after completion of the Post-Closing Audit (as defined in Section 1.4), by the difference between the Net Worth Target and the Certified Closing Net Worth set forth on the Closing Financial Certificate (which reduction shall be in cash or other assets of like liquidity).

                  (d) Anything to the contrary in this Agreement notwithstanding, the Stockholders shall be entitled to receive a distribution from the profits of the Company accrued for the period from January 1, 1998 through the Closing Date (the "Short Period") in an amount (up to $1,800,000) equal to the federal and state income taxes payable by the Stockholders with respect to the Company's taxable income and other tax items for the Short Period allocable to them under applicable federal and state income tax laws. Aztec shall cause the Company to make such distribution to the Stockholders, pro-rata in accordance with their


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shareholding percentages in the Company immediately prior to the Closing, not later than five (5) business days prior to the date such taxes or estimated tax payments with respect thereto, as the case may be, are due and payable by the Stockholders. The amount of estimated taxes due as provided in the preceding sentence shall be determined by Aztec, provided that any underpayment penalties with respect to such estimated tax payments shall also be payable by Aztec (plus any taxes payable by the Stockholders by reason of receiving any such penalty payments, including taxes on the payment so made to the Stockholders). The final amount of such taxes shall be determined on the basis of the information set forth in the tax return of the Company for the Short Period, determined as otherwise provided in this Agreement. Anything in this Agreement to the contrary notwithstanding, in determining whether the Stockholders met the Net Worth Target for any purpose under this Agreement, any payment made or required to be made under this Section 1.3(d) shall not be counted as a reduction of the Actual Company Net Worth (even if such reduction is required under GAAP), or alternatively, the Net Worth Target amount set forth in Section 1.3(b) shall be reduced by the amount distributable under this Section 1.3(d), and the Stockholders shall not be deemed to have any deficiency with respect to the Net Worth Target by reason or as a result of such distribution or right to distribution. By way of example, but without limitation, if the tax distribution amount is $1,800,000 and by reason of the payment thereof or obligation to pay it the Actual Company Net Worth has been reduced by an equal amount to reflect such payment or the obligation to pay it, then either the Actual Company Net Worth shall be recalculated by adding to it the tax distribution amount or, alternatively, the Net Worth Target amount shall be reduced to $3,500,000 for purposes of Section 1.3(b) from $5,300,000. The parties agree that any distribution or other payment to the Stockholders under this paragraph shall be deemed to be a distribution of profits of the Company accrued and allocated to the Stockholders for and with respect to the Short Period, and not as additional Merger Consideration, and all parties shall so treat the distribution in all applicable tax returns. If Aztec fails to make payment to the Stockholders as set forth in this Section 1.3(d), then in addition to all other amounts due to the Stockholders under this Section 1.3(d), Aztec shall pay to the Stockholders interest on such payment at the applicable Federal rate provided under the Code for income tax deficiencies, as of the date such taxes were due and owing, and any costs the Stockholders incur in collecting such payment from Aztec, including reasonable attorneys and other professional fees.

                  (e) As provided in Section 5.1(e), the Stockholders agree to join in making a Section 338(h)(10) Election (as defined in Section 5.1(e)) if Aztec elects to make such election as therein provided. If by reason of such election, the net after-tax amount realized by the Stockholders (determined individually) with respect to the Merger Consideration, taking into account (i) all Federal and state income taxes imposed on the Stockholders as a result of the election, (ii) all reasonable costs and expenses incurred of whasoever kind or nature by the Stockholders by reason of participating in such election, including, without limitation, any additional legal or accounting costs (whether incident to their review of the tax return of the Company for the Short Period reflecting such election or the audit thereof by the Internal Revenue Service or any other taxing authority of the return or the election to the extent such audit relates to the return or the consequences thereof), (iii)

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any interest or penalties imposed as a consequence of any tax audit or other adjustment with respect to the election, (iv) any timing differences, or (v) any other reason, is less than the net after-tax Merger Consideration amount which would have been realized by the Stockholders (determined individually) had the
Section 338(h)(10) Election not been made, then Aztec shall increase the Merger Consideration by the amount which, after payment of all taxes payable by the Stockholders for any such increased Merger Consideration, including any taxes due with respect to any payment under this Section 1.3(e), would result in the same net after-tax Merger Consideration which would have been realized by the Stockholders had such election not been made. Any such payment of additional Merger Consideration shall be made to the Stockholders in each instance within twenty (20) days after receipt of written demand for such payment made by the Stockholders to Aztec; provided, however, that any such request shall be accompanied by a detailed description of all claimed expenses and the reasons therefor. In the event the Company disagrees with the amount of such payment or the basis therefor and such dispute cannot be resolved by the parties within twenty (20) days of the receipt of the claim for expenses, such dispute shall be resolved in the same manner as a dispute with respect to the Actual Company Net Worth is resolved under Section 1.4(c), and the cost of such dispute resolution shall also be shared in accordance with the principles set forth in Section 1.4(c). In the event of a dispute, Aztec shall (i) pay to the Stockholders all undisputed amounts (including interest as provided below), and (ii) to the extent the Stockholders prevail in such dispute, interest shall toll while such dispute is pending and be payable as set forth below. If Aztec fails to make payment to the Stockholders as set forth in this Section 1.3(e), then in addition to all other amounts due to the Stockholders under this Section 1.3(e), Aztec shall pay to the Stockholders interest on such payment at the applicable Federal rate provided under the Code for income tax deficiencies, as of the date such taxes were due and owing, and any costs the Stockholders incur in collecting such payment from Aztec, including reasonable attorneys and other professional fees.

            1.4   Post-Closing Adjustment.

                  (a) The Merger Consideration shall be subject to adjustment after the Closing Date as specified in this Section 1.4.

                  (b) Within one hundred twenty (120) days following the Effective Time, Aztec shall cause PricewaterhouseCoopers LLP ("Aztec's Accountant") to audit the Surviving Corporation's books, using generally accepted auditing standards, to determine the accuracy of the information set forth on the Closing Financial Certificate (the "Post-Closing Audit"). The parties acknowledge and agree that for purposes of determining the net worth of the Company as of the Closing Date, the value of the assets of the Company shall, except with the prior written consent of Aztec, be calculated as provided in the last paragraph of Section 6.9. The Stockholders shall cooperate and shall use their reasonable efforts to cause the officers and employees of the Company to cooperate with Aztec and Aztec's Accountant after the Closing Date in furnishing information, documents, evidence and other assistance to Aztec's Accountant to facilitate the completion of the Post-Closing Audit within the aforementioned time period. Without limiting the generality of the foregoing, within two (2) weeks after the Closing the Stockholders shall


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provide Aztec's Accountants with the information and/or documents requested on the Post-Closing Audit Checklist set forth as Schedule 1.4 hereto in order to facilitate the completion of the Post-Closing Audit by Aztec's Accountant within the aforementioned time period. In the event that Aztec's Accountant determines that the actual Company net worth as of the Closing Date was less than the Certified Closing Net Worth, Aztec shall deliver a written notice (the "Financial Adjustment Notice") to the Stockholders, setting forth (i) the determination made by Aztec's Accountant of the actual Company net worth (the "Actual Company Net Worth"), together with the calculation thereof and the work papers related thereto, (ii) the amount of the Merger Consideration that would have been payable at Closing pursuant to Section 1.3(c) had the Actual Company Net Worth been reflected on the Closing Financial Certificate instead of the Certified Closing Net Worth, and (iii) the amount by which the cash paid as the Merger Consideration would have been reduced at Closing had the Actual Company Net Worth been used in the calculations pursuant to Section 1.3(c) (the "Merger Consideration Adjustment"). The Merger Consideration Adjustment shall take account of the reduction, if any, to the Merger Consideration already taken pursuant to Section 1.3(c)(i).

                  (c) The Stockholders shall have thirty (30) days from the receipt of the Financial Adjustment Notice to notify Aztec if the Stockholders dispute such Financial Adjustment Notice. If Aztec has not received notice of such a dispute within such 30-day period, Aztec shall be entitled to receive from the Stockholders (which may, at Aztec's sole discretion, be from the Pledged Assets as defined in Section 1.5) the Merger Consideration Adjustment. If, however, the Stockholders have delivered notice of such a dispute to Aztec within such 30-day period, then Aztec's Accountant shall select an independent accounting firm ("Independent Accountant"), reasonably acceptable to the Stockholders, that has not represented any of the parties hereto within the preceding two (2) years to review the Surviving Corporation's books, Closing Financial Certificate and Financial Adjustment Notice (together with the calculation thereof and the work papers related thereto) to determine the amount, if any, of the Merger Consideration Adjustment. The Independent Accountant firm shall be confirmed by the Stockholders and Aztec within three
(3) days of its selection, unless there is an actual conflict of interest or the Stockholders object to the firm so selected and such objection is not resolved by the parties. If the objection is not resolved, then the selection shall be made in accordance with the arbitration provisions of this Agreement. The Independent Accountant shall be directed to use its best professional judgment in resolving the dispute and consider those agreements, contracts, commitments or other documents (or summaries thereof), and information that were either (i) delivered or made available to Aztec's Accountant in connection with the transactions contemplated hereby, (ii) reviewed by Aztec's Accountant during the course of the Post-Closing Audit, or (iii) provided by the parties to the Independent Accountant in connection with its determination. Nothing in the preceding sentence, however, shall preclude the Independent Accountant from requesting, receiving, and taking into account information it deems in its professional judgment relevant to resolving the dispute between the parties, and the parties shall fully cooperate in all such requests. The Independent Accountant shall make its determination of the Merger Consideration Adjustment, if any, within thirty (30) days of its selection. The determination of the Independent Accountant shall be final and binding on the parties hereto, and upon such

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determination, Aztec shall be entitled to receive from the Stockholders (which may, at Aztec's sole discretion, be from the Pledged Assets as defined in
Section 1.5) the Merger Consideration Adjustment (if any). The costs of the Independent Accountant shall be borne by the party (either Aztec, or the Stockholders in accordance with their percentage interest in the Company immediately prior to the Closing) whose position with respect to the Actual Company Net Worth at Closing, as communicated to the Independent Accountant when the dispute is referred to it, was further from the determination thereof of the Independent Accountant, provided however that if the determination by the Independent Accountant is within 5% from the positions of Aztec and the Stockholders, such cost shall be shared equally between them.

            1.5   Pledged Assets.

                  (a) As collateral security for the payment of any post-Closing adjustment to the Merger Consideration under Section 1.4, and certain indemnification obligations of the Stockholders pursuant to Article 8, the Stockholders shall, and by execution hereof do hereby, transfer, pledge and assign to Aztec, for the benefit of Aztec, a security interest in cash property of $5,000,000 (the "Pledged Assets"), contributed on a pro-rata basis by each Stockholder on the basis of each Stockholder's share of the Merger Consideration as the same may have been adjusted pursuant to Section 1.3 or Section 1.4.

                  (b) Subject to the provisions of Article 8, the Pledged Assets shall be deposited into an escrow (the "Escrow") with BankBoston, N.A., Boston, Massachusetts, for the purpose of satisfying any post-Closing adjustment to the Merger Consideration pursuant to Section 1.4 and certain indemnification obligations of the Stockholders pursuant to Article 8 as provided in the Escrow Agreement attached hereto as Exhibit 1.5(b). The rights of the parties with respect to the Pledged Assets shall be determined exclusively as set forth in the Escrow Agreement.

            1.6   Exchange of Certificates and Payment of Cash.

                  (a) Aztec to Provide Cash. In exchange for the outstanding shares of capital stock of the Company, Aztec shall cause to be made available to the Stockholders, the Merger Consideration, as adjusted pursuant to Section
1.3 and Section 1.4.

                  (b) Certificate Delivery Requirements. At the Effective Time, the Stockholders shall deliver to Aztec the certificates (the "Certificates") representing Company Common Stock, duly endorsed in blank by the Stockholders, or accompanied by blank stock powers duly executed by the Stockholders and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled. The Stockholders shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates. The Certificates so delivered shall forthwith be canceled. Until delivered as contemplated by this Section 1.6(b), each Certificate shall be deemed at any time after the

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Effective Time to represent the right to receive upon such surrender the Merger
Consideration as provided by this Article l and the applicable provisions of the State Corporation Laws

                  (c) No Further Ownership Rights in Capital Stock of the Company. All cash to be delivered upon the surrender by the Stockholders in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, and following the Effective Time, any Certificates still outstanding shall have no further rights to, or ownership in, shares of capital stock of the Company. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.6.

                  (d) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Aztec shall cause payment to be made in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as provided in Section 1.2.

                  (e) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official if, when and as required by any applicable abandoned property, escheat or similar law.

            1.7 Accounting Terms. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.

2.          CLOSING

            2.1 Location and Date. The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA, on July 27, 1998, providing that all conditions to Closing shall have been satisfied or waived, or at such other time and date as Aztec, the Company and the Stockholders may mutually agree, which date shall be referred to as the "Closing Date."

            2.2 Effect. On the Closing Date, provided the Merger Consideration has been paid to the Stockholders, the articles of merger, certificate of merger or other appropriate documents executed in accordance with the State Corporation Laws (the "Merger Documents"), together with any required officers' certificates, shall be filed with the Secretary of State of the States of Illinois and Delaware in accordance with the provisions of the State

Corporation Laws. The Merger shall become effective upon such filings or at such later time as may be specified in such filings (the "Effective Time").

3.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
            THE STOCKHOLDERS

            To induce Aztec and Newco to enter into this Agreement and consummate the transactions contemplated hereby, each of the Stockholders makes the representations and warranties set forth in this Article 3 to Aztec and Newco, subject to the following: (a) To the extent of any "knowledge" representation or warranty, such representation and warranty is made separately by each Stockholder, so that any other Stockholder shall not have any liability under this Agreement by reason of any breach of such knowledge representation or warranty by any other Stockholders, (b) "knowledge" means actual knowledge unless the party providing such knowledge representation and warranty was grossly negligent in not being aware of such information in the exercise of his or her duties for the Company, (c) the liability of each Stockholder with respect to any breach of any representation or warranty shall be limited as provided in Article 8 and in particular, without limitation, the provisions of
Section 8.2, and (d) subject to the provisions of Section 10.15, each representation and warranty provided in any Section of this Article shall be subject to exceptions for disclosures made with respect to such Section in the Disclosure Schedule provided to Aztec prior to the Closing, as same may have been updated by the Stockholders up to the execution of this Agreement (and identified by the parties as the Disclosure Schedule at such execution). Changes to the Disclosure Schedule may be made up to the date of execution of this Agreement, but shall not be made between such date of execution and the Closing without the consent of Aztec.

            3.1   Due Organization.

                  (a) The Company is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. Schedule 3.l(a) hereto contains a list of all jurisdictions in which the Company is authorized or qualified to do business. The Company is in good standing as a foreign corporation in each jurisdiction in which it does business, except in any jurisdiction in which the failure to be so qualified would not reasonably be expected to have Material Adverse Effect. The term "Material Adverse Effect" when used in this Agreement means a material adverse effect on the business, operations or financial condition of the Company, considered as a whole.

                  (b) The Company has delivered to Aztec true, complete and correct copies of the Articles of Incorporation and By-laws of the Company. Such Articles of Incorporation and By-laws are collectively referred to as the "Charter Documents." The

Company is not in violation of any Charter Documents. The minute books of the Company have been made available to Aztec (and have been delivered, along with the Company's original stock ledger, to Aztec) and are correct and, except as set forth in Schedule 3.1(b), complete in all material respects.

                  (c) Schedule 3.1(c) contains a complete and accurate list of the directors and officers of the Company.

            3.2 Authorization; Validity. The Company has all requisite corporate power and authority to enter into and perform its obligations pursuant to the terms of this Agreement. The Company has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. Each Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and the Stockholders and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Company and each Stockholder, enforceable in accordance with its terms.

            3.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

                  (a) conflict with, or result in a breach or violation of, any of the Charter Documents;

                  (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company or any Stockholder is a party or by which the Company or any Stockholder is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's properties pursuant to (i) any law or regulation to which the Company or any Stockholder or any of their respective property is subject, or (ii) any judgment, order or decree to which the Company or any Stockholder is bound or any of their respective property is subject;

                  (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company; or

                  (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or any Stockholder is subject or by which the Company or any Stockholder is bound (except for applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), together with all rules and regulations promulgated thereunder). Anything in this Agreement to the contrary notwithstanding, the

Company and the Stockholders do not make any representations and warranties under this Agreement with respect to compliance by the Company or the Stockholders with the requirements of the HSR Act.

            3.4 Capital Stock of the Company. The authorized capital stock of the Company consists of 10,000 shares of common stock, no par value per share, of which 1,111.12 shares are issued and outstanding, and no shares of preferred stock. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholders in the amounts set forth in Schedule 3.4 free and clear of all Liens (defined below). All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company. For purposes of this Agreement, "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

            3.5 Transactions in Capital Stock. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise become outstanding any shares of capital stock. Except as set forth in Schedule 3.5, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the Merger, Aztec will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

            3.6 No Bonus Shares. Except as set forth in Schedule 3.6, none of the shares of Company capital stock was issued pursuant to any award, grant or bonus.

            3.7 Subsidiaries, Stock, and Notes.

                  (a) Except as set forth on Schedule 3.7(a), the Company has no subsidiaries.

                  (b) Except as set forth on Schedule 3.7(b), the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

                  (c) Except as set forth on Schedule 3.7(c), there are no promissory notes that have been issued to, or are held by, the Company.

            3.8 Complete Copies of Materials. The Company has delivered to Aztec and Newco true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules.

            3.9 Financial Statements. Schedule 3.9 includes (a) true, complete and correct copies of the Company's audited balance sheets as of December 31, 1997, and income statements for the years ended December 31, 1997 (collectively, the "Audited Financials") and (b) true, complete and correct copies of the Company's unaudited balance sheet (the "Interim Balance Sheet") as of [May 31,] 1998 (the "Balance Sheet Date") and income statement, for the [5]-month period then ended (collectively, the "Interim Financials," and together with the Audited Financials, the "Company Financial Statements"). Except as noted on the accountants' report accompanying the Audited Financials, or as set forth in
Schedule 3.9, or as disclosed in writing to Aztec by the Company or the Stockholders, the Company Financial Statements have been prepared in accordance with GAAP consistently applied, subject, in the case of the Interim Financials,
(i) to normal year-end audit adjustments, which individually or in the aggregate will not be material, (ii) the exceptions stated on Schedule 3.9, and (iii) to the omission of footnote information. Subject to the foregoing exceptions, each balance sheet included in the Company Financial Statements presents fairly the financial condition of the Company as of the date indicated thereon, and each of the income statements included in the Company Financial Statements presents fairly the results of its operations for the periods indicated thereon. Since the dates of the Company Financial Statements, there have been no material changes in the Company's accounting policies other than as requested by Aztec to conform the Company's accounting policies to GAAP.

            3.10  Liabilities and Obligations.

                  (a) The Company is not liable for or subject to any liabilities except for:

                        (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

                        (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

                        (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities (excluding solely for purposes of this representation and warranty liabilities which under GAAP are classified as accounts payable) are not, individually or in the aggregate, material.

                  (b) The Company has delivered to Aztec, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable.

                  (c) Schedule 3.10(c) also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Company has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Company or the Surviving Corporation would require additional material expenditures of capital.

                  (d) For purposes of this Section 3.10, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

            3.11 Books and Records. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

            3.12 Bank Accounts; Powers of Attorney. Schedule 3.12 sets forth a complete and accurate list as of the date of this Agreement, of:

                  (a) the name of each financial institution in which the Company has any account or safe deposit box;

                  (b) the names in which the accounts or boxes are held;

                  (c) the type of account;

                  (d) the name of each person authorized to draw thereon or have access thereto; and

                  (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

            3.13 Accounts and Notes Receivable. The Company has delivered to Aztec a complete and accurate list, as of a date not more than four (4) business days prior to the date hereof, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees and the Stockholders), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). On the Closing Date, the Company will deliver to Aztec a complete and accurate list, as of a date not more than four (4) business days prior to the Closing Date, of the Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as disclosed on
Schedule 3.13, there is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

            3.14 Permits. The Company owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "Permits"), except for those licenses, franchises, permits and other governmental authorizations the failure of which to own or hold would not reasonably be expected to have a Material Adverse Effect. The Permits are valid, and the Company has not received any written notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Company, by any Permit.

            3.15  Real Property.

                  (a) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by the Company, together with any additions thereto or replacements thereof.

                  (b) Schedule 3.15(b) contains a complete and accurate description of all Real Property (including street address, legal description (where known), owner, and Company's use thereof) and, to the Company's knowledge, any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, or encumbrances of any nature thereon ("Encumbrances"). Schedule 3.15(b) indicates whether the Real Property is owned or leased. The Real Property listed on Schedule 3.15 includes all interests in real property necessary to conduct the business and operations of the Company.

                  (c) Except as set forth in Schedule 3.15(c):

                        (i) All structures and all structural, mechanical and other physical systems thereof that constitute part of the Real Property, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items at the Real Property (collectively, the "Tangible Assets"), are free of defects and in good operating condition and repair. For purposes of this Section, a defect shall mean a condition relating to the structures or any structural, mechanical or physical system which requires an expenditure of more than $1,000 to correct. No maintenance or repair to the Real Property, Structures or any Tangible Asset has been unreasonably deferred. There is no water, chemical or gaseous seepage, diffusion or other intrusion into said buildings, including any subterranean portions, that would impair beneficial use of the Real Property, Structures or any Tangible Asset.

                        (ii) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Real Property in the conduct of the business of the Company's business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Company's business and to permit full compliance with the requirements of all laws in the operation of such business. No fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

                        (iii) The Real Property and all present uses and operations of the Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Company has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the Real Property.

                        (iv) The Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Company's business does not constitute a nonconforming use and is not the subject of a special use permit under any applicable Law.

                        (v) There are no pending or, to the Company's knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof, nor has the Company or any of the Stockholders received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

                        (vi) There are no parties other than the Company in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

                        (vii) There are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein. The Company has not transferred any air rights or development rights relating to the Real Property.

                        (viii) There are no service contracts or other agreements relating to the use or operation of the Real Property.

                        (ix) All real property taxes and assessments that are due and payable with respect to the Real Property have been paid or will be paid at or prior to Closing.

                        (x) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Company has provided Aztec with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any operation granted to such party under such Lease. The Leases and the Company's interests thereunder are free of all Liens.

                        (xi) None of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

            3.16  Personal Property.

                  (a) Schedule 3.16(a) sets forth a complete and accurate list of all personal property (i) included in the Company's 1997 Federal income tax return, and (ii) acquired since the Balance Sheet Date, including true, complete and correct copies of leases for material equipment and an indication as to which assets are currently owned, or were formerly owned, by any Stockholder or business or personal affiliates of any Stockholder or of the Company.

                  (b) The Company currently owns or leases all personal property necessary to conduct the business and operations of the Company as they are currently being conducted, and to the Company's knowledge, such property is in working order.

            3.17  Intellectual Property.

                  (a) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, the registered and unregistered Marks listed on Schedule 3.17. Such schedule lists
(i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the material unregistered Marks, that the Company now owns or uses in connection with its business. Except with respect to those Marks shown as licensed on Schedule 3.17, the Company owns or has the right to use all of the registered and unregistered trademarks, service marks, and trade names that it uses in the jurisdictions in which the Company uses them. The Marks listed on Schedule 3.17 will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Section 3.17, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Company, including any registration or application for registration of any trademarks and service marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

                  (b) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the Patents and Copyright Registrations listed on Schedule 3.17. Such Patents and Copyrights constitute all of the Patents and Copyright Registrations that the Company now owns or uses in connection with its business. For purposes of this Section 3.17, the term "Patent" shall mean any United States or foreign patent and any application for a United States or foreign patent; the term

"Copyright Registration" shall mean any United States or foreign copyright registration from the United States Copyright Office or the equivalent thereof in any foreign country, as well as any application for a United States or foreign copyright registration.

                  (c) The Marks, Patents and Copyright Registrations listed on
Schedule 3.17 are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by the Company is referred to herein collectively as the "Company Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third Party Intellectual Property." Except as indicated on Schedule 3.17, the Company has no obligations to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not, except in the ordinary course of business.

                  (e) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in Schedule 3.17. No claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending or, to the knowledge of the Company, are threatened by any person, nor, to the Company's knowledge, do any grounds for any claims exist:
(i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret;
(ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secret material to the Company; or (iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. The Company (x) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement or misappropriation of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that the Company may be engaged in such infringement or misappropriation, and (y) has no knowledge of any infringement or misappropriation liability with respect to, or infringement or misappropriation by, the Company or any of its subsidiaries of any trade secret, patent, trademark, service mark, or copyright of another.

            3.18  Significant Customers; Material Contracts and Commitments.

                  (a) Schedule 3.18(a) sets forth a complete and accurate list of all Significant Customers and Significant Suppliers. For purposes of this Agreement, "Significant Customers" are the twenty-five (25) customers that have effected the most purchases of goods or services, in dollar terms, from the Company and "Significant Suppliers" are the eight (8) suppliers who supplied the largest amount by dollar volume of products or services to the Company, in each case during the twelve (12) months ending on the Balance Sheet Date.

                  (b) Schedule 3.18(b) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the Company is a party or by which it or its properties are bound (including without limitation contracts with Significant Customers, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Company and any affiliate of the Company or any officer, director or stockholder of the Company are parties ("Related Party Agreements"); (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $35,000, or (iii) that may generate revenues or income exceeding, during the current term thereof, $35,000 (collectively with the Related Party Agreements, the "Material Contracts"). The Company has delivered or made available to Aztec true, complete and correct copies of the Material Contracts.

                  (c) Except to the extent set forth on Schedule 3.18(c), (i) none of the Company's Significant Customers has canceled or, to the knowledge of the Company, is currently attempting or threatening to cancel or substantially reduce, any purchases from the Company, (ii) none of the Company's Significant Suppliers has canceled or, to the knowledge of the Company, is currently attempting to cancel or substantially reduce, the supply of products or services to the Company, (iii) the Company has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no written notice of default has been received with respect to any thereof, and
(iv) there are no Material Contracts that were not negotiated at arm's length. The Company has not received any material customer complaints from any Significant Customer concerning its products and/or services, nor has it had any of its products returned by any Significant Customer except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material revenue.

                  (d) Each Material Contract, except those terminated pursuant to Section 5.7 and those that expire in accordance with their terms between the date hereof and the Closing, is valid and binding on the Company and is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the Merger and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party Consents are listed on Schedule 3.18(d).

                  (e) The Company is not a "women's business enterprise" or "woman-owned business concern" as defined in 48 C.F.R. ss. 52.204-5, or a "minority business enterprise" or "minority-owned business concern" as defined in 48 C.F.R. ss. 52.219- 8, nor has it held itself out to be such to any of its customers.

                  (f) The outstanding balance on all loans or credit agreements either (i) between the Company and any Person in which any of the Stockholders owns a material interest, or (ii) guaranteed by the Company for the benefit of any Person in which any of the Stockholders owns a material interest, are set forth in Schedule 3.18(f).

                  (g) The pledge, hypothecation or mortgage of all or substantially all of the Company's assets (including, without limitation, a pledge of the Company's contract rights under any Material Contract) will not
(i) result in the breach or violation of, (ii) constitute a default under, (iii) create a right of termination under, or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the assets of the Company (other than a lien created pursuant to the pledge, hypothecation or mortgage described at the start of this Section 3.18(g)) pursuant to any of the terms and provisions of, any Material Contract to which the Company is a party or by which the property of the Company is bound.

            3.19  Government Contracts.

                  (a) Except as set forth on Schedule 3.19, the Company is not a party to any contract or other agreement to which a governmental entity is a party.

                  (b) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Company, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

                  (c) Except as set forth in Schedule 3.19, the Company has not been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Company, has such audit or investigation been threatened.

                  (d) The Company has no dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

                  (e) The Company has not, with respect to any government contract, received a written or oral cure notice advising the Company that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

                  (f) The Company has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

                  (g) No employee, agent, consultant, representative, or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

                  (h) Each of the Company's government contracts has been issued, awarded or novated to the Company in the Company's name.

            3.20 Inventory. The inventory of the Company consists of manufactured and purchased products, manufactured and purchased parts, and other manufactured and purchased items, all of which the Company has purchased for resale to customers, no material part of which is damaged or defective except to the extent covered by warranty or insurance (subject to customary deductibles), subject to a GAAP reserve for inventory set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

            3.21 Insurance. Schedule 3.21 sets forth a complete and accurate list, as of the Balance Sheet Date, of all insurance policies carried by the Company and all insurance loss runs or workers' compensation claims received for the past two (2) policy years. The Company has delivered to Aztec true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies. To the knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

            3.22 Environmental Matters. Other than as set forth on Schedule 3.22(a), (a) the Company is in compliance with all applicable Federal, state, local and foreign laws and regulations relating to pollution, protection of human health, or the environment (including, but not limited to, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), and (b) no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company, threatened concerning any Environmental Laws. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

            3.23 Labor and Employment Matters. With respect to employees of and service providers to the Company:

                  (a) For purposes of this Section 3.23 and Section 3.24, the phrases "Company's knowledge," "to the knowledge of the Company" or words of similar import include the knowledge of Avi Shaked and Benjamin Beiler.

                  (b) the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

                  (c) there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened, before the National Labor Relations Board or any other comparable authority;

                  (d) there is not now, nor within the past three (3) years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's knowledge, threatened, against or directly affecting the Company;

                  (e) to the Company's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three (3) years;

                  (f) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's knowledge, no claims therefor exist or have been threatened;

                  (g) the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; and

                  (h) all persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

            3.24  Employee Benefit Plans.

                  (a)   Definitions.

                        (i) "Benefit Arrangement" means any material benefit arrangement or obligation to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

                        (ii) "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Company.

                        (iii) "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Company is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by the Company or to which the Company is obligated to make payments, in each case with respect to any present or former employees of the Company.

                        (iv) "Employee Benefit Plan" has the meaning given in
Section 3(3) of ERISA.

                        (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

                        (vi) "ERISA Affiliate" means any person that, together with the Company, would be or was at any time in the past five (5) years treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

                        (vii) "Multiemployer Plan" means any Employee Benefit Plan described in Section 3(37) of ERISA.

                        (viii) "Qualified Plan" means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

                        (ix) "Welfare Plan" means any Employee Benefit Plan described in Section 3(1) of ERISA.

                  (b) Schedule 3.24(b) contains a complete and accurate list of all Company Plans and Company Benefit Arrangements. Schedule 3.24(b) specifically identifies all Company Plans (if any) that are Qualified Plans.

                  (c) With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements:

                        (i) true and complete copies of all the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been delivered or made available to Aztec: (A) all documents constituting the Company Plans and Company Benefit Arrangements, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the IRS Forms 5500 or 5500C/R and any financial statements attached thereto for the current and previous two (2) years; (C) the last Internal Revenue Service determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted by the Company to obtain those letters; (D) the most recent summary plan description; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all reports submitted within the four (4) years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (G) all notices that were given within the three (3) years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; and (H) employee manuals or handbooks containing personnel or employee relations policies;

                        (ii) the Personal Computer Maintenance, Inc. Profit Sharing Plan and Trust (the "Company Profit Sharing Plan") is the only Qualified Plan. The Company has never maintained or contributed to another Qualified Plan. The Company Profit Sharing Plan qualifies under Section 401(a) of the Code, and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the design or operation of any Qualified Plans that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

                        (iii) the Company has never sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

                        (iv) each Company Plan and each Company Benefit Arrangement has been maintained in all material respects in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

                        (v) there are no pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that are not Company Plans or Company Benefit Arrangements that would, if successful, result in liability of the Company or any Stockholder, and no claims or lawsuits have been asserted, instituted or, to the knowledge of the Company, threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Company Plan, by or against the Company with respect to any Company Plan or Company Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement. The Company Plans and Company Benefit Arrangements are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to the Company Profit Sharing Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs;

                        (vi) no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

                        (vii) with respect to each Company Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any material liability for the Company or any Stockholder, officer, director, or employee of the Company;

                        (viii) all material reporting, disclosure, and notice requirements of ERISA and the Code have been fully and completely satisfied with respect to each Company Plan and each Company Benefit Arrangement;

                        (ix) all amendments and actions required to bring the Company Benefit Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Effective Date, and (B) are disclosed on Schedule 3.24(c);

                        (x) payment has been made (or accrued consistent with the Company's past practice and Federal and state laws and regulations) of all amounts that the Company is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within the applicable period provided by law;

                        (xi) the Company has not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9);

                        (xii) no statement, either written or oral, has been made by the Company to any person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that could have a material adverse economic consequence to the Company;

                        (xiii) the Company has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate;

                        (xiv) all group health plans of the Company and its affiliates have been operated in material compliance with the requirements of Code Sections 4980B (and its predecessor) and 5000, and the Company has provided, or will have provided before the Closing Date, to individuals entitled thereto all notices and coverage required to be provided prior to the Closing Date pursuant to Code Section 4980B with respect to any "qualifying event" (as defined therein) occurring before or on the Closing Date;

                        (xv) no employee or former employee of the Company or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) death or retirement benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Closing Statement, or (iii) continuation coverage mandated under Section 4980B of the Code or other applicable law.

                  (d) Schedule 3.24(d) hereto contains the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Company for the last two (2) fiscal years.

                  (e) Schedule 3.24(e) hereto sets forth an accurate list, as of the date hereof, of all employees of the Company who may earn more than $75,000 in 1998, all officers and all directors, and lists all employment agreements with such employees, officers and directors and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such person as of (a) the Balance Sheet Date, and (b) the date hereof.

                  (f) The Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

                  (g) There are no Contingent Deferred Sales Charges ("CDSC's") or similar surrender fees, asset charges or other penalties that will become payable as a result of the termination of any Company Plan or Company Benefit Arrangement or the merger of the assets of such Company Plan or Company Benefit Arrangement into a plan or benefit arrangement of Aztec. To the extent that any such CDSC's or similar charges or penalties are payable upon such event, the Stockholders shall pay such amounts at Closing or, with the concurrence of Aztec, Aztec may pay such amounts and the Merger Consideration shall be reduced accordingly.

            3.25 Taxes. Except as disclosed in Schedule 3.25:

                  (a) (i) The Company has timely filed all Tax Returns due on or before the Closing Date, and all such Tax Returns are true, correct, and complete in all material respects.

                        (ii) The Company has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

                        (iii) The amount of the Company's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet, and the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.

                        (iv) There are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination, or claim for Taxes, whether pending or threatened, has been received.

                        (v) The Company has a taxable year ended on December 31, in each year commencing 1988.

                        (vi) The Company currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years. The Company has not agreed to make any adjustments under Code Section 481(a) as a result of a change in accounting methods, the termination of S corporation status as a result of this acquisition, the accounting methods employed by the Company prior to such termination, or otherwise.

                        (vii) The Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

                        (viii) The Company has delivered to Aztec true, correct and complete copies of all filed Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by the Company since 1995. The Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through 1994. No examination or audit of any Tax Returns of the Company by any governmental entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment of or deficiency in Taxes.

                        (ix) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Company relating to or attributable to Taxes.

                        (x) To the Company's knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have an adverse effect on the Company or its business.

                        (xi) None of the Company's assets are treated as "tax exempt use property" within the meaning of Code Section 168(h).

                        (xii) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Code Sections 280G, 404 or 162.

                        (xiii) The Company has not filed any consent agreement under Code Section 341(f) or agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as defined in Code Section 341(f)(4) owned by the Company.

                        (xiv) The Company is not, and has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the tax liability of any other person or entity under contract.

                        (xv) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Code
Section 897(c)(2).

                        (xvi) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

                        (xvii) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of another person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                        (xviii) The Company has not participated in or cooperated with, nor will it, prior to the Closing Date, participate in or cooperate with, an international boycott within the meaning of Code Section 999.

                  (b) The Company has since its formation been an S corporation within the meaning of Code Section 1361. Notwithstanding the immediately preceding sentence, the Company and the Stockholders are not making any representation or warranty, and shall not have any liability whatsoever, with respect to the consequences to the Company or Aztec of the making the Section 338(h)(10) Election contemplated by this Agreement.

                  (c) For purposes of this Agreement:

                        (i) the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, premium, severance, stamp, occupation, real property, personal property, unemployment insurance, social security, business license, business organization, environmental withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the Federal or any state, county, local or foreign government or subdivision or agency thereof; and

                        (ii) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

            3.26  Conformity with Law; Litigation. Except as set forth in
Schedule 3.26:

                  (a) The Company is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it where such violation could reasonably be expected to have a Material Adverse Effect.

                  (b) No Stockholder has, at any time: (i) filed for personal bankruptcy; or (ii) been an officer, director, manager, trustee or controlling shareholder of a company that filed for bankruptcy or Chapter 11 protection.

                  (c) Except as set forth on Schedule 3.26, there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or business.

            3.27 Relations with Governments. The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office in violation of applicable law, nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

            3.28 Absence of Claims Against Company. Except as disclosed in
Schedule 3.28, no Stockholder has any claims against the Company.

            3.29 Absence of Changes. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course and, except as contemplated herein or as set forth on Schedule 3.29, there has not been:

                  (a) any change, by itself or together with other changes, that in a material way has affected adversely, or is likely to affect adversely, the business, operations, affairs, properties, assets, or condition (financial or otherwise) of the Company;

                  (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

                  (c) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                  (d) any payment of any distribution in respect of the capital stock of the Company;

                  (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, nor has the Company entered into or amended any Company Benefit Arrangement, Company Plan, employment, severance or other agreement relating to compensation or fringe benefits;

                  (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company;

                  (g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including without limitation the Stockholders and their affiliates;

                  (h) any cancellation, or agreement to cancel, any material indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Stockholders and their affiliates, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                  (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                  (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

                  (k) any waiver of any material rights or claims of the Company;

                  (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party (other than expiration in accordance with the respective terms thereof);

                  (m) any transaction by the Company outside the ordinary course of business;

                  (n) any capital commitment by the Company, either individually or in the aggregate, exceeding $50,000;

                  (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

                  (p) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

                  (q) any entry into, amendment of, relinquishment, termination or non- renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $20,000;

                  (r) any loan by the Company to any person or entity, incurring by the Company, of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

                  (s) the commencement or notice or, to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs; or

                  (t) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Aztec and its representatives regarding the transactions contemplated by this Agreement).

            3.30 Disclosure. None of the Stockholders has knowingly and willfully failed to disclose to Aztec, in the course of Aztec's investigation prior to the Closing of the transactions contemplated by this Agreement, any material adverse fact relating to the Company which would make the representations and warranties contained in this Agreement, taken as a whole, untrue or misleading. Aztec acknowledges that to the best of its knowledge it has been given full access to all the books and records of the Company, to all employees of the Company, to other persons having material relations with the Company, and that neither the Stockholders nor any such person has refused to respond to any inquiry made by Aztec, and the Stockholders and such other persons have otherwise fully cooperated with Aztec with respect to any matter relating to the Company and Aztec's investigation thereof.

            3.31 Predecessor Status; Etc. Schedule 3.31 sets forth a listing of all legal names, trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) of the Company and all of its predecessor companies during the five-year period immediately preceding the Closing, including without limitation the names of any entities from whom the Company has acquired material assets (other than inventory). During the five-year period immediately preceding the Closing, the Company has operated only under the names set forth on Schedule 3.31 in the jurisdiction or jurisdictions set forth on Schedule 3.31 and has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

            3.32 Spin-off by the Company. There has not been any sale or spin-off of material assets of either the Company, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company within the two (2) years prior to the date of this Agreement.

            3.33 Location of Chief Executive Offices. Schedule 3.33 sets forth the location of the Company's chief executive offices.

            3.34 Location of Equipment and Inventory. All Inventory and Equipment held on the date hereof by the Company is located at one of the locations shown on Schedule 3.34. For purposes of this Agreement, (a) the term "Inventory" shall mean any "inventory" as such term is defined in the Uniform Commercial Code as in effect on July 15, 1998 in the State of Illinois (the "I.U.C.C.") owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods wherever located, together with all goods, supplies, incidentals, packaging materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production --from raw materials through work-in-process to finished goods; and (b) the term "Equipment" shall mean any "equipment" as such term is defined in the I.U.C.C. owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by the Company as of the date hereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

            3.35  Warranty Obligations.

            (a) Except as provided in paragraph (b) below, all of the products sold and/or provided by the Company to its customers (which products shall include, but not be limited to, computer hardware, parts, components and all software, whether or not "off-the-shelf"; collectively, the "Products") are covered by and subject to a guaranty, warranty, right of return, credit or other indemnity relating to the standard terms and conditions of sale or lease from the third-party manufacturer of such Products (together, the "Warranty"), and all such customers are entitled to fully rely upon such Warranty for all claims relating to such Products (the "Warranty Claims").

            (b) All Products assembled or created by the Company and sold and/or provided to its customers either are covered by or subject to the Warranty, or the Company has disclosed and reserved in the Interim Balance Sheet against all Warranty Claims with respect to Products sold and/or provided to customers prior to and as of the Closing, and such reserve is adequate and calculated in accordance with GAAP consistently applied. The Financial Statements set forth the aggregate expenses incurred by the Company in fulfilling its Warranty obligations in the periods covered by the Financial Statements, and the Stockholders know of no reason why such expenses should materially increase as a percentage of revenue in the future.

            (c) Each of the Products sold and/or provided by the Company to its customers, whether manufactured by the Company or by a third-party manufacturer, either are Millennium Compliant (as defined below), or the failure by any such Product to be Millennium Compliant will not result in liability to or obligation of the Company. For purposes of this Section 3.35(c), the term "Millennium Compliant" means that such Products are designed to be used prior to, during and after the calendar year 2000 A.D., and each Product will operate during each such time period without error relating to date data, including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Specifically, the Products will correctly perform all date-related operations (i) without human intervention,
(ii) without regard to whether any date involved in the operation occurs in the 20th or 21st century, and (iii) without regard to the date at the time that the calculation is performed.

4.          REPRESENTATIONS OF AZTEC AND NEWCO

            To induce the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Aztec and Newco, severally and not jointly, represent and warrant to the Company and the Stockholders as follows:

            4.1 Due Organization. Aztec and Newco are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now conducted. Copies of the Certificate of Incorporation and the By-Laws, each as amended, of Aztec and Newco (collectively, the "Aztec Charter Documents") have been made available to the Company. Neither Aztec nor Newco is in violation of any Aztec Charter Document.

            4.2 Authorization; Validity of Obligations. The representatives of Aztec and Newco executing this Agreement have all requisite corporate power and authority to enter into and bind Aztec and Newco to the terms of this Agreement, Aztec and Newco have the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by Aztec and Newco and the performance by each of Aztec and Newco of the transactions contemplated herein have been duly and validly authorized by the respective Boards of Directors of Aztec and Newco, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of each of Aztec and Newco enforceable in accordance with its terms.

            4.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated hereby and the fulfillment of the terms hereof will not:

                  (a) conflict with, or result in a breach or violation of the Aztec Charter Documents;

                  (b) subject to compliance with any agreements between Aztec and its lenders, conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either Aztec or Newco is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of Aztec's or Newco's properties pursuant to (i) any law or regulation to which either Aztec or Newco or any of their respective property is subject, or (ii) any judgment, order or decree to which Aztec or Newco is bound or any of their respective property is subject;

                  (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Aztec or Newco; or

                  (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which Aztec or Newco is subject, or by which Aztec or Newco is bound, (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

5.          COVENANTS

            5.1   Tax Matters.

                  (a) In addition to the provisions of Section 1.3, the following provisions shall govern the allocation of responsibility as between the Company, on the one hand, and the Stockholders, on the other, for certain tax matters following the Closing Date:

                        (i) "Flow Through Taxes" means those taxes that are payable by the Stockholders as a result of the election by the Company to be taxed as an S corporation within the meaning of Code Section 1361. "Flow Through Tax Returns" means those Tax Returns that reflect Flow Through Taxes.

                        (ii) Aztec shall prepare or cause to be prepared, and, after compliance with the provisions of this Section 5.1(a)(ii), file or cause to be filed all Tax Returns for the Company for the Short Period. The Tax Returns for the Short Period shall be prepared based on the status of the Company as an S corporation within the meaning of Section 1361 of the Code, and the parties agree to allocate all tax items pursuant to the closing of the books of the Company on the close of business on the Closing Date as provided under Treasury Regulation Section 1.1362-3(b)(1) and, if necessary, to elect such method in accordance with such regulation. Aztec shall provide or cause to be provided to the Stockholders with copies of the proposed Tax Returns at least thirty (30) days prior to the due date thereof (not taking into account any extensions), and shall provide the Stockholders or their representatives with any information reasonably requested to enable them to understand the basis of the matters reported in the proposed Tax Returns. Such Tax Returns shall not be filed until they have been reviewed and approved by the Stockholders. In the event the Stockholders disagree with the proposed Tax Returns, and such disagreement cannot be resolved by the parties within thirty (30) days after receipt of the proposed Tax Returns, such dispute shall be resolved in the same manner as a dispute with respect to the Actual Company Net Worth is resolved under Section 1.4(c), and the cost of such dispute resolution shall also be shared in accordance with the principles set forth in Section 1.4(c). Provided the requirements of this Section and Section 1.3 are observed or caused to be observed by Aztec, then to the extent permitted by applicable law, the Stockholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Stockholders for the Short Period.

                        (iii) Without limiting the provisions of Section 5.1(a)(ii), Aztec and the Surviving Corporation on one hand and Stockholders on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating Tax matters pertinent to the Company that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

                        (iv) The Stockholders shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes (excluding Federal and state income Taxes of the Company) and fees arising from or relating to the transactions contemplated by this Agreement, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, Aztec and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.

            (b) The Company shall, up to and including the Closing Date, maintain its status as an S corporation for Federal and state income tax purposes.

            (c) Except as provided below, in the event that a refund, credit or reduction of Flow Through Taxes is received by the Company, Aztec, or any affiliate of Aztec after the Closing Date, and such refund, credit or reduction is a Stockholders Refund (as hereinafter defined), such refund or credit shall be solely for the account of the Stockholders provided, however, that if the liability for Flow Through Taxes for the Short Period is less than $1,800,000, and such refund, credit or reduction relates to the Short Period and does not result in a shift of tax liability to a prior tax period, Aztec shall be entitled to the benefit of such refund, credit or reduction, and if such liability is greater than $1,800,000, Aztec shall be entitled to the benefit of such refund to the extent that the credit reduces the tax liability for the Short Period below $1,800,000. For purposes of the immediately preceding sentence, a "Stockholders Refund" means a refund or credit of Flow Through Taxes which results from the filing of an amended return, an audit adjustment, or an administrative or judicial proceeding. If requested by the Stockholders, Aztec shall, at the Stockholders' expense, file amended Flow Through Tax Returns and take other actions and prepare and file such other documents for any such claims for refunds or credits, and Aztec shall cause the Company to forward to the Stockholders or to reimburse to the Stockholders for any such refund or credits promptly after receipt thereof by Aztec or any of its Affiliates. Unless otherwise required by law, Aztec shall not, without the express written consent of the Stockholders in each instance, take any position in any Tax Return for any period subsequent the Short Period which would increase any Flow Through Taxes payable by the Stockholders for any period before the Closing.

            (d) Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Flow Through Taxes, Aztec shall promptly inform the Stockholders and the Stockholders shall have the right, at their expense, to participate in any resulting proceedings. Aztec and the Stockholders shall retain joint authority to determine when and whether to settle any claim, assessment or dispute and make all decisions with respect thereto, provided that Aztec will not settle a claim, assessment or dispute relating to Flow Through Taxes without obtaining the consent of the Stockholders, which shall not be unreasonably withheld. In the event the parties cannot agree on a settlement, dispute or other matter, the disagreement shall be resolved in the manner as a dispute under Section 1.4(c) and the cost of such dispute resolution shall also be shared in accordance with the principles set forth in Section 1.4(c).

            (e) Subject to complete compliance by Aztec with the provisions of
Section 1.3(e), at Aztec's option, the Company and each of the Stockholders will join Aztec in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of the Company hereunder (the "Section 338(h)(10) Election"). So long as the Stockholders have been paid by Aztec all amounts required to be paid under
Section 1.3 with respect to the Section 338(h)(10) Election, the Stockholders will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent permitted by applicable law. Notwithstanding the foregoing, and without limitation of the provisions of Section 1.3, under no circumstances shall the Stockholders be responsible for any taxes arising from the Section 338(h)(10) Election as a consequence of the application of Code Section 1374.

            (c) The Company and the Stockholders agree that the Merger Consideration and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) as shown on the Allocation Schedule attached hereto. Aztec, the Company, and the Stockholders will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

            5.2 Accounts Receivable. In the event that all Accounts Receivable counted in the calculation of the Actual Net Worth are not collected in full (net of reserves specified in Section 3.13) within one hundred twenty (120) days after the Closing then, at the request of the Surviving Corporation, the Stockholders shall pay (based on their percentage ownership of the Company immediately prior to the Effective Time) the Surviving Corporation an amount equal to such Accounts Receivable not so collected, and upon receipt of such payment the Surviving Corporation shall assign to the Stockholders making the payment all of their rights with respect to the uncollected Accounts Receivable giving rise to the payment, provide the Stockholders all information reasonably requested to facilitate the collection by them of such assigned Accounts Receivable, and shall also thereafter promptly remit any collections received by it with respect to such assigned Accounts Receivable.

            5.3 Employee Benefit Plans. If reasonably requested by Aztec, the Company shall terminate any Company Plan or Company Benefit Arrangement substantially contemporaneously with the Closing. Notwithstanding the foregoing, with respect to any Company Plan or Company Benefit Arrangement that is not terminated or merged into an existing Aztec plan or benefit arrangement substantially contemporaneously with the Closing, the Stockholders shall cooperate (and shall use their reasonable efforts to cause the officers and employees of the Company that are responsible for administering any such Company Plan or Company Benefit Arrangement to cooperate) with Aztec on and after the Closing Date in continuing to administer and maintain such Company Plan or Company Benefit Arrangement in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including applicable Federal and state securities laws, until such time as the Company Plan or Company Benefit Arrangement are terminated or merged into a Aztec plan or benefit arrangement.

            5.4 Related Party Agreements. The Company and/or the Stockholders, as the case may be, shall terminate any Related Party Agreements which Aztec requests the Company or Stockholders to terminate.

            5.5   Cooperation.

                  (a) The Company, Stockholders, Aztec and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief operating officer of the Company shall execute any documentation reasonably required by Aztec's independent public accountants (in connection with such accountant's audit of the Company) or the Nasdaq National Market.

                  (b) The Stockholders and the Company shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with Aztec on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

                  (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby

                  (d) The Company, the Stockholders and Aztec shall file all notices and other information and documents required under the HSR Act (as defined in Section 3.3) as promptly as practicable after the date hereof. Notwithstanding the foregoing, Aztec hereby acknowledges that the Stockholders have been advised by Aztec's legal counsel that all notices and other information required under the HSR Act has been provided to the applicable governmental authorities and that all clearances with respect to the transactions contemplated by this Agreement have been obtained for all parties.

            5.6   Access to Information; Confidentiality; Public Disclosure.

                  (a) Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of Aztec access to (i) all of the sites, properties, books and records of the Company, and (ii) such additional financial and operating data and other information as to the business and properties of the Company as Aztec may from time to time reasonably request, including without limitation, access upon reasonable request to the Company's employees, customers, vendors, suppliers and creditors for due diligence inquiry. All access, and request for access, shall be provided by prior notice to, and arranged through, the President or Chief Operating Officer of the Company. No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

                  (b) Each of Aztec and Newco recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company's business. Each of Aztec and Newco agree that, unless there is a Closing, they will not disclose confidential information with respect to the Company to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Company and to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 5.6(b) (and Aztec is liable and responsible for any such breaches by advisers), unless (i) such information becomes known to the public generally through no fault of Aztec or Newco, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, Aztec shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

                  (c) Prior to the Effective Time, neither the Company nor any Stockholder shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Aztec and the Company in writing. Aztec agrees to keep the Company and the Stockholders apprised in advance of any disclosure of the subject matter of this Agreement by Aztec prior to the Effective Time.

            5.7 Conduct of Business Pending Closing. Between the date hereof and the Effective Time, the Company will (except as requested or agreed by Aztec):

                  (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting (unless required by law or regulation);

                  (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                  (c) perform in all material respects all of its obligations under agreements relating to or affecting its respective material assets, properties or rights;

                  (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

                  (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

                  (f) maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

                  (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

                  (h) maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also Stockholders) in accordance with past practice.

            5.8 Prohibited Activities. Between the date hereof and the Effective Time, the Company will not, without the prior written consent of
Aztec:

                  (a) make any change in its Articles of Incorporation or By-Laws, or authorize or propose the same;

                  (b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

                  (c) declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

                  (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice, in an amount in excess of $20,000, including contracts to provide services to customers;

                  (e) increase the compensation payable or to become payable to any officer, director, Stockholder, employee, agent, representative or independent contractor; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any Company Plan or Company Benefit Arrangement; or grant any severance or termination pay;

                  (f) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

                  (g) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

                  (h) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;

                  (i) merge or consolidate or agree to merge or consolidate with or into any other corporation;

                  (j) waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                  (k) commit a breach of or amend or terminate any material agreement, permit, license or other right;

                  (l) enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with the Company or any officer, director or Stockholder of the Company or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

                  (m) commence a lawsuit other than for routine collection of bills;

                  (n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

                  (o) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of Aztec; or

                  (p) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 5.8(a) through (o) above, or any action which would make any of the representations and warranties of the Company and the Stockholders contained in this

Agreement untrue or result in any of the conditions set forth in Articles 6 and 7 not being satisfied.

            5.9 Exclusivity. None of the Stockholders, the Company, or any agent, officer, director or any representative of the Company or any Stockholder will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any person other than Aztec relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination of the Company. In addition to the foregoing, if the Company or any Stockholder receives any unsolicited offer or proposal, or has actual knowledge of any unsolicited offer or proposal, relating to any of the above, the Company or such Stockholder shall immediately notify Aztec thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

            5.10 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing, and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 5.10 shall not, without the express written consent of the other parties be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Articles 6 and 7, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            5.11 Notice to Bargaining Agents. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, if requested by Aztec, and shall provide Aztec with proof that any required notice has been sent.

            5.12 Payment of Notes Receivable. Unless paid previously, on or before the Closing Date the Stockholders shall repay the Stockholder Notes Receivable to the Company and the affiliates and employees of the Company from whom the Company has notes receivable shall also repay those notes receivable as contemplated by Section 6.14 and listed on Schedule 5.12.

            5.13 WARN Act. Aztec shall not, at any time prior to the 90th day after the Closing Date, without complying fully with the notice and other requirements of the Worker Adjustment and Retraining Act ("WARN ACT"), effectuate (a) a "plant closing" as defined in the WARN Act affecting any site of employment of one or more facilities or operating units within any site of employment of the Company; or (b) a "mass layoff" as defined in the

WARN Act affecting any site of employment of the Company; or (c) any similar action under applicable state law requiring notice to employees in the event of a plant closing or layoff.

            5.14 Stockholder Indemnification. In the event that any Stockholder incurs any personal liability on account of providing to the Company, prior to the Closing, any guaranty with respect to any Company liability or obligation, or otherwise personally undertaking to obligate his or herself for the benefit of the Company, and such liability or obligation relates to a benefit received by the Company after the Closing, then Aztec shall indemnify, defend and hold harmless such Stockholder with respect to such liability or obligation, and pay the amount thereof to the Stockholder within the Stockholder within five business days after written request therefor.

6.          CONDITIONS PRECEDENT TO OBLIGATIONS OF AZTEC AND
            NEWCO

            The obligation of Aztec and Newco to effect the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

            6.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Stockholders and the Company contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and by each of the Stockholders shall have been delivered to Aztec.

            6.2   Company Financial Conditions.

                  (a) The Company's sales (i) for its fiscal year ending December 31, 1997 were not less than $34,700,000, and (ii) for the five months ending May 31, 1998 were not less than $16,800,000;

                  (b) The Company's earnings before interest and taxes ("EBIT")
(i) for the Company's fiscal year ending December 31, 1997 was not less than $7,150,000 and (ii) for the Company's five months ending May 31, 1998 was not less than $3,800,000;

                  (c) Subject to the provisions of Section 1.3(d), the Company's net worth (i) as of the end of its fiscal year ending December 31, 1997 was not less than $5,300,000, and (ii) as of the Closing will not be less than the Net Worth Target.

                  (d) The Company has no outstanding long-term or short-term indebtedness to banks, the Stockholders, or other financial institutions and creditors as of the Closing (in each case including the current portions of such indebtedness, but excluding trade payables and other ordinary course accounts payable).

For purposes of Section 6.2(a) and (c), calculation of amounts as of the Closing shall be made in accordance with the last paragraph of Section 6.9.

            6.3 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Aztec's proposed acquisition of the Company, or limiting or restricting Aztec's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit claim or proceeding of any nature pending or threatened against Aztec, Newco or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

            6.4 No Material Adverse Change. There shall have been no material adverse changes in the business, operations, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company, taken as a whole, since the Balance Sheet Date; and Aztec shall have received a certificate signed by each Stockholder dated the Closing Date to such effect.

            6.5 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Company and the Stockholders of the transactions contemplated hereby, shall have been obtained and made. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

            6.6 Opinion of Counsel. Aztec shall have received an opinion from counsel to the Company and the Stockholders, dated the Closing Date, in a form reasonably satisfactory to Aztec.

            6.7 Charter Documents. Aztec shall have received (a) a copy of the Articles of Incorporation of the Company certified by an appropriate authority in the state of its incorporation and (b) a copy of the By-Laws of the Company certified by the Secretary of the Company, and such documents shall be in form and substance reasonably acceptable to Aztec.

            6.8 Quarterly Financial Statements. Aztec shall have received from the Company completed quarterly financial statements in a form reasonably satisfactory to Aztec, and the Merger shall have been approved by Aztec's lenders.

            6.9 Delivery of Closing Financial Certificate. Aztec shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of the Company and by each of the Stockholders, setting forth:

                  (a) the sales of the Company for its fiscal year ending December 31, 1997 (the "Certified Year-End Sales");

                  (b) the sales of the Company for the five months ending on May 31, 1998 (the "Certified Closing Sales"), it being understood that for purposes of determining the accuracy of such sales in the Post-Audit Closing, such compliance shall be deemed to have been achieved if the actual sales for such period are at least 95% of the amount set forth in Section 6.2(a)(ii);

                  (c) the Company's EBIT for its fiscal year ending December 31, 1997 as a percent of sales (the "Certified Year-End Profits");

                  (d) the net worth of the Company as of December 31, 1997 (the "Certified Year-End Net Worth");

                  (e) the net worth of the Company as of the Closing Date (the "Certified Closing Net Worth");

                  (f) the Company's long-term and short-term indebtedness to banks, the Stockholders, and other financial institutions and creditors as of the Closing (in each case including the current portions of such indebtedness, but excluding trade payables and other ordinary course accounts payable as of the Closing Date) (the "Certified Closing Debt"); and

                  (g) a statement that all of the Company financial conditions set forth in Section 3.9 of the Agreement are satisfied as of the Closing Date.

The parties acknowledge and agree that, for purposes of determining the Certified Closing Net Worth, the Company shall not take account of any increase in intangible assets (including without limitation goodwill, franchises and intellectual property) accounted for after December 31, 1996.

            6.10 FIRPTA Compliance. Each of the Stockholders shall have delivered to Aztec a properly executed statement in a form reasonably acceptable to Aztec for purposes of satisfying Aztec's obligations under Treas. Reg. Sec. 1.1445-2(b).

            6.11 Employment Agreements. Avid Shaked shall have entered into an employment agreement with the Company in a form reasonably satisfactory to Aztec.

            6.12 Due Diligence Review. The Company shall have made such deliveries as are called for by this Agreement. Aztec shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Company.

            6.13 Notes Receivable. At or before the Closing, notes receivable from Stockholders and other affiliates of the Company shall have been repaid in full in accordance with their terms.

7.          CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
            STOCKHOLDERS AND THE COMPANY

            The obligation of the Stockholders and the Company to effect the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

            7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Aztec and Newco contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Aztec and Newco on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of Aztec shall have been delivered to the Company and the Stockholders.

            7.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Aztec's proposed acquisition of the Company, or limiting or restricting Aztec's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against Aztec, Newco or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Aztec and its subsidiaries taken as a whole.

            7.3 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by Aztec and Newco of the transactions contemplated herein, shall have been obtained and made. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

            7.4 Employment Agreements. The Company shall have afforded Avi Shaked an opportunity to enter into an employment agreement with the Company in the form attached hereto.

8.          INDEMNIFICATION

            8.1 General Indemnification by the Stockholders. Each Stockholder (individually, an "Indemnifying Party" and collectively, "Indemnifying Parties") severally but only to the extent provided in this Article 8 and other provisions of this Agreement, covenants and agrees to indemnify, defend, protect and hold harmless Aztec, Newco and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

                  (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Aztec Indemnified Parties in connection with, resulting from or arising out of:

                        (i) any material breach of any representation or warranty of the Stockholders or the Company set forth in this Agreement or any schedule or certificate, delivered by or on behalf of any Stockholder or the Company in connection herewith; or

                        (ii) any nonfulfillment of any covenant or agreement by the Stockholders or, prior to the Effective Time, the Company, under this Agreement;

Notwithstanding the foregoing, any breach of Sections 3.4, 3.5, and 6.2 shall be deemed to be material.

            8.2   Limitation and Expiration.  Notwithstanding the above:

                  (a) with respect to any Claim for Damages, each Stockholder's liability with respect thereto under Article 8 shall be limited to that Stockholder's Applicable Percentage of the Damages amount applicable to that Claim. A Stockholder's "Applicable Percentage" shall be equal to the percentage of the issued Company shares which the Stockholder holds immediately prior to the Closing.

                  (b) the aggregate amount of the Stockholders' liability under this Article 8 shall not exceed the Merger Consideration; provided, however, that the Stockholders' liability for Damages described in Section 8.1(a)(ii) shall not be subject to such limitation and shall not count toward the limitation described in the first clause of this Section 8.2(b);

                  (c) with respect to claims made by Aztec or the Company directly against the Stockholder under Article 8, the term Damages shall in no event include any special, consequential, exemplary, speculative or punitive damages or any other damages postulating or including a measure or calculation of lost profits or advantages or similar method or theory, provided, however, that this limitation shall in no event apply with respect to any such Damages awarded against the Company or Aztec under a Third Party Claim, as to which all Damages, whether direct or indirect, incidental, special, consequential, exemplary, speculative or punitive, suffered by Aztec or the Company as a result thereof, the limitation set forth in the first clause of this Section 8.2(c) shall not apply;

                  (d) if on the Closing Date the Indemnified Party knows of any information that would cause any representation or warranty made by the Indemnifying Party to be inaccurate as of the date made, the Indemnified Party shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof;

                  (e) if the Indemnified Party receives any payment from any Indemnifying Party in respect of any Damages, and the Indemnified Party could have recovered all or part of such Damages from a third person (a "Potential Contributor") based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment, and shall otherwise assist (at the Indemnifying Party's cost) in effecting such recovery;

                  (f) the indemnification obligations under this Article 8, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 8.2(f), provided that with respect to any Claim the Claim Notice provisions of
Section 8.3 have been complied with:

                        (i) (1) with respect to Claims relating to or arising out of Section 3.22 for a failure to comply with any Environmental Laws, or
Section 3.25 for failure to pay any Tax: (A) the date that is six (6) months after the expiration of the longest applicable Federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, (x) ten (10) years after the Closing Date if the Claim is related to the cost of investigating, containing, removing, or remediating a release of Hazardous Material into the environment, or (y) five (5) years after the Closing Date for any other Claim covered by clause (i)(1)(B) of this Section 8.2(f); or

                        (2) with respect to Claims other than those specified in clause (i)(1) that are of a nature and of sufficient materiality typically expected to be encountered in the audit process, on the completion of the first independent audit of financial statements containing combined operations of Aztec and the Company (the "First Audit"); or

                        (3) with respect to all Claims other than those referred to in clause (i)(1) or (2) of this Section 8.2(f), twelve (12) months after the Effective Time (the "First Anniversary"); or

                        (ii) the final resolution of any Claim pending as of the relevant dates described in clause (i) of this Section 8.2(f) (each such Claims referred to as a "Pending Claim"), provided such Claim has been timely asserted in accordance with the Claim Notice procedures set forth in Section 8.3, provided further that any such Pending Claim shall survive under the provisions of this clause (ii) only to the extent of the Grounds (including the dollar amount) asserted in the Claim Notice given with respect thereto.

                  (g) The indemnification provisions of this Article 8 shall be the sole and exclusive remedy of Aztec for breach of any representation, warranty, covenant, undertaking or other agreement of the Stockholders contained in this Agreement, and except as provided in this Article 8 Aztec and its officers, directors, agents, representatives or any other Indemnified Party shall have no other recourse (whether in law or in equity) against the Stockholders with respect to any Damages or Claims by any of them relating to the transactions contemplated by this Agreement.

            8.3 Indemnification Procedures. All claims or demands for indemnification under this Article 8 ("Claims") asserted by any Indemnified Party shall be asserted and resolved as follows:

                  (a) In the event that any Indemnified Party has a Claim to provide indemnification pursuant to Section 8.1 hereof against any Indemnifying Party which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall promptly (and in any event within thirty (30) days after the Indemnified Party first becomes aware of such Claim) notify any Indemnifying Party of such Claim, specifying with reasonable particularity the grounds for the Claim which shall include the nature of such Claim, the specific representations and warranties, covenants or agreements alleged to be breached, the reasons why the Indemnified Party is entitled to indemnification with respect thereto, and the amount of the Claim or reasonable estimate thereof to the extent then feasible (the "Claim Notice" and with respect to all elements of the Claim Notice enumerated in this sentence the "Grounds"). If an Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 8.3(a), the Indemnified Party shall either: (i) respond in a written statement to the objection within thirty (30) days and, for sixty (60) days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties); or (ii) if Aztec reasonably believes that the Claim at issue is governed by the time limitation set forth in Section 8.2(f)(i)(2) or (3), then Aztec may, in its sole discretion, submit the resolution of the Claim to expedited, binding arbitration pursuant to Section 8.7.

                  (b) (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to any Indemnifying Party. The Indemnifying Parties shall have thirty (30) days from date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) whether or not it disputes such liability, whether or not the Indemnifying Party desires (without waiving its right to dispute the Third Party Claim or its liability under
Section 8.1), at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated), prior to and during the Notice Period, to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

                        (ii) In the event that an Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party that it desires to defend the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the

Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                  (c) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds recovered or recoverable in determining the amount of any indemnification obligation under this Article 8.

                  (d) All adjustments and payments made under this Article shall be deemed adjustments to the Merger Consideration.

            8.4 General Indemnification by Aztec and Indemnification Procedures. Aztec hereby covenants and agrees to indemnify, defend, protect and hold harmless each of the Stockholders and their respective successors and assigns (the "Stockholders Indemnified Parties"), to the same extent and scope and subject to the same procedures as set forth in Sections 8.1, 8.2, and 8.3 as if the Stockholders were the Indemnified Parties thereunder, and the Aztec were the Indemnifying Party thereunder.

            8.5 Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Company, the Stockholders, Aztec and Newco in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Stockholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.2. The representations of Aztec and Newco will survive the Closing and will remain in effect until, and will expire upon, the First Anniversary, subject to the survival of any pending claims asserted by the Stockholders with respect thereto until such claims are finally resolved.

            8.6 Pledged Assets; Escrow. The Indemnified Parties shall be reimbursed for all Damages finally determined under Section 8.3 to be owed to Aztec by the Indemnifying Parties under Section 8.1 hereof pursuant to Claims made under this Article 8 (i) first out of the Pledged Assets, which shall be administered pursuant to an escrow agreement between Aztec and the Stockholders, and once the Pledged Assets are depleted, or the escrow period has expired, then
(ii) directly by the Indemnifying Parties.

            8.7   Arbitration.

                  (a) Claims submitted to arbitration under this Section 8.7 ("Arbitrated Disputes") shall be resolved by binding arbitration administered by the American Arbitration Association ("AAA") in Detroit, Michigan and, except as expressly provided in this Agreement, shall be conducted in accordance with the Expedited Procedures under the Commercial Arbitration Rules of the AAA, as such rules may be amended from time to time

(the "Rules"). The hearing locale shall be Detroit, Michigan. A single, neutral arbitrator (the "Arbitrator") shall be appointed by the AAA, within five (5) days after an Arbitrated Dispute is submitted for arbitration under this Section 8.7, to preside over the arbitration and resolve the Arbitrated Dispute. The Arbitrator shall be selected from the AAA's Commercial Panel, and shall be qualified to practice law in at least one jurisdiction in the United States and have expertise in the interpretation of financial statements and commercial contracts. The parties shall have three (3) days to object in writing to the appointment of the Arbitrator, the sole basis for such objection being an actual conflict of interest. The AAA, in its sole discretion, shall determine within three (3) days the validity of any objection to the appointment of the Arbitrator based on an actual conflict of interest.

                  (b) The Arbitrator's decision (the "Decision") shall be binding, and the prevailing party may enforce the Decision in any court of competent jurisdiction.

                  (c) The parties shall use their best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to, providing such documents and making available such of their personnel as the Arbitrator may request, so that the Decision may be reached timely. The Arbitrator shall take into account the parties' stated goal of expedited proceedings in determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures.

                  (d) The authority of the Arbitrator shall be limited to deciding liability for, and the proper amount of, a Claim, and the Arbitrator shall have no authority to award punitive damages. The Arbitrator shall have such powers and establish such procedures as are provided for in the Rules, so long as such powers and procedures are consistent with this Section 8.7 and are necessary to resolve the Arbitrated Dispute within the time periods specified in this Agreement. The Arbitrator shall render a Decision within thirty (30) days after being appointed to serve as Arbitrator (or such shorter period of time, to the extent reasonable or practicable, as may be appropriate to conform to the expiration of indemnities set forth in Section 8.2(c)(i)(2) or (3)), unless the parties otherwise agree in writing or the Arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period; provided, however, that in no event may the Arbitrator, without the consent of both the Stockholders and Aztec, extend the time for rendering a Decision or otherwise delay a Decision to a date that is later than the First Anniversary.

            8.8 Prevailing Party. The party which prevails in any arbitration or other legal action arising with respect to this Agreement shall be entitled to reimbursement for all costs incurred by the prevailing party which are associated with conducting such arbitration or other legal action, including reasonable attorneys and professional fees and expenses. Such costs shall be payable within forty-five (45) days after a final order is issued in the arbitration or other legal action upon detailed written presentation of such costs by the prevailing party to the losing party.

9.          NONCOMPETITION

            9.1 Prohibited Activities. No Stockholder will, for a period of four
(4) years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself, herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                  (a) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or adviser, or as a sales representative, in any business selling any products or services in direct competition with the Surviving Corporation, within one thousand (1000) miles of anywhere where the Surviving Corporation conducts business as of the Closing Date (the "Territory");

                  (b) call upon any person who is, at that time, within the Territory, an employee of Aztec in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Aztec;

                  (c) call upon any person who is or entity that is, at that time, or that has been, within one year prior to that time, a customer of the Surviving Corporation within the Territory for the purpose of soliciting or selling products or services in competition with the Surviving Corporation within the Territory; or

                  (d) call upon any prospective acquisition candidate that was, to the knowledge of such Stockholder, either called upon by Aztec as a prospective acquisition candidate or was the subject of an acquisition analysis by Aztec. Each Stockholder, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with such prospective acquisition candidate upon being informed and provided with reasonable evidence that Aztec had called upon such candidate or made an acquisition analysis thereof.

            Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Stockholder from acquiring as an investment not more than two percent (2%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over- the-counter. For purposes of this Article 9, the term "Aztec" includes all subsidiaries of Aztec (including without limitation the Company and any companies Aztec has resolved to acquire).

            9.2 Confidentiality. Each Stockholder recognizes that by reason of his or her ownership of the Company and his or her employment by the Company, he or she has acquired confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause the Company or its affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the

Company and Aztec that he or she will not at any time, except in performance of Stockholder's obligations to the Company or with the prior written consent of the Company pursuant to authority granted by a resolution of the Board, directly or indirectly, disclose any secret or confidential information that he or she may learn or has learned by reason of his or her ownership of the Company or his or her employment by the Company, or any of its subsidiaries and affiliates, or use any such information in a manner detrimental to the interests of the Company or Aztec, unless (i) such information becomes known to the public generally through no fault of any Stockholder, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Stockholder (as applicable) shall give prior written notice thereof to Aztec and provide Aztec with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's or Aztec's management with respect to the Company's or Aztec's, or any of their affiliates' or subsidiaries', products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company's products), business plans, prospects, or opportunities but shall exclude any information already in the public domain.

            9.3 Damages. Because of the difficulty of measuring economic losses to Aztec as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Aztec for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced by Aztec in the event of breach by such Stockholder, by injunctions and restraining orders.

            9.4 Reasonable Restraint. The parties agree that the foregoing covenants in this Article 9 impose a reasonable restraint on each Stockholder in light of the activities and business of Aztec on the date of the execution of this Agreement, assuming the completion of the transactions contemplated hereby, and the current plans of Aztec; but it is also the intent of Aztec and each Stockholder that such covenants be construed and enforced in accordance with the changing activities and business of Aztec throughout the term of this covenant. The parties further agree that so long as a Stockholder is not an employee of the Company, in the event a Stockholder shall enter into a business or pursue other activities not in competition with Aztec or similar activities or business in locations the operation of which, under such circumstances, does not violate
Section 9.1(a) or the terms of any employment agreement with Aztec, such Stockholder shall not be chargeable with a violation of this Article 9 if Aztec shall thereafter enter the same, similar or a competitive (a) business, (b) course of activities, or (c) location, as applicable.

            9.5 Severability; Reformation. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the


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

provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

            9.6 Independent Covenant. All of the covenants in this Article 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Aztec, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Aztec of such covenants. The parties expressly acknowledge that the terms and conditions of this Article 9 are independent of the terms and conditions of any other agreements including, but not limited to, any employment agreements entered into in connection with this Agreement. It is specifically agreed that the period of four (4) years stated at the beginning of this Article 9 during which the agreements and covenants of the Stockholder made in this Article 9 shall be effective, shall be computed by excluding from such computation any time during which the Stockholder is found by a court of competent jurisdiction to have been in violation of any provision of this Article 9. The covenants contained in Article 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

            9.7 Materiality. The Company and each Stockholder hereby agree that the covenants set forth in this Article 9 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

10.         GENERAL

            10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

                  (a) by mutual consent of the boards of directors of Aztec and the Company; or

                  (b) by the Stockholders and the Company as a group, on the one hand, or by Aztec, on the other hand, if the Closing shall not have occurred on or before July 23, 1998, provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to either party (with the Stockholders and the Company deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (c) by the Stockholders and the Company as a group, on the one hand, or by Aztec, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders and the Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

                  (d) by the Stockholders and the Company as a group, on the one hand, or by Aztec, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would make the consummation of the Merger illegal.

            10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders. Notwithstanding the foregoing sentence, (i) the provisions of Articles 10, and Sections 5.6(b) and 9.2, shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 10.1(c) above, then notwithstanding the provisions of Section 10.7 below, the breaching party (with the Stockholders and the Company deemed to be a single party for purposes of this Article 10), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

            10.3 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Aztec, and the heirs and legal representatives of the Stockholders.

            10.4 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 9.5. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

            10.5 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

            10.6 Brokers and Agents. Except for Capital Alliance Corporation, the fees and expenses of which will be paid by the Stockholders, Aztec and Newco (as a group) and the Company and each Stockholder (as a group) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

            10.7 Expenses. Aztec has and will pay the fees, expenses and disbursements of Aztec and Newco and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders (and not the Company) have and will pay the fees, expenses and disbursements of the Stockholders, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

            10.8 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 5.6(b) and the noncompetition provisions set forth in Article 9. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

            10.9 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

      If to Aztec, Newco or the Surviving Corporation to:

                 Aztec Technology Partners, Inc.
                 50 Braintree Hill Office Park
                 Suite 220
                 Braintree, MA  02184
                 Attn: James E. Claypoole, Chief Executive Officer with a required copy to:

                 Hale and Dorr LLP
                 60 State Street
                 Boston, MA  02109
                 Attn: Alexander A. Bernhard, Esq.

            If to any Stockholder to:

                 Avi Shaked and Babs Waldman
                 9510 Lawndale
                 Evanston, IL 60203

                       and

                 Benjamin Beiler
                 1825 North Lincoln Avenue
                 Apartment 809
                 Chicago, IL  60614

                 with a required copy to:

                 Katten Muchin & Zavis
                 525 West Monroe Street, Suite 1600
                 Chicago, IL 60661-3693
                 Attn: Walter S. Weinberg, Esq.

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

            10.10 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of Delaware. Any action to enforce any arbitration award made pursuant to this Agreement shall be adjudicated in a court of competent civil jurisdiction sitting in the City of Wilmington, Delaware and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of such suit. Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in such suit, any claim that it is not subject to the jurisdiction of the above courts, that such suit is brought in an inconvenient forum, or that the venue of such suit is improper.

            10.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.5.

            10.12 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

            10.13 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

            10.14 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

            10.15 Disclosure Schedules. The parties acknowledge and agree that the Disclosure Schedule referred to in the first paragraph of Article 3, and the Schedules attached thereto may include certain items and information solely for information purposes for the convenience of Aztec and Newco and that the disclosure by the Company and the Stockholders of any matter in the Schedules shall not be deemed to constitute an acknowledgment by the Company and the Stockholders that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. If any Schedule discloses an item or information in such a way as to make its relevance in the disclosure required under another Schedule readily apparent, the matter shall be deemed to have been disclosed in such other Schedule, notwithstanding the omission of an appropriate cross-reference to such other Schedule.

            10.16 Consent to Transfer of Stock. The Company hereby consents to the transfer by Benjamin Beiler to Newco of all of his right, title and interest in his shares of capital stock of the Company under this Agreement.

                       [page intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                        AZTEC TECHNOLOGY PARTNERS, INC.


                        By: /s/ James E. Claypoole
                            ---------------------------------
                            James E. Claypoole
                            Chief Executive Officer


                        PCM MERGER CORPORATION


                        By: /s/ James E. Claypoole
                            ---------------------------------
                            James E. Claypoole
                            President


                        PCM, INC.


                        By: /s/ Avi Shaked
                            ---------------------------------
                            Avi Shaked
                            President


                        STOCKHOLDERS:


                        /s/ Avi Shaked
                        -------------------------------------
                        Avi Shaked


                        /s/ Babs Waldman
                        -------------------------------------
                        Babs H. Waldman


                        /s/ Benjamin Beiler
                        -------------------------------------
                        Benjamin Beiler


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